Exhibit 99.1	ABERDENE MINES LTD.
101 Convention Center Drive
Suite 700
Las Vegas, Nevada 89109

FOR IMMEDIATE RELEASE

ABERDENE APPOINTS NEW PRESIDENT AND SECRETARY

Las Vegas, Nevada, January 27, 2004, Aberdene Mines Limited (OTCBB:ABRM) is pleased to announce a proposed change to the Company's management. Mr. Hugh Grenfal will resign as the Company's President, Chief Executive Officer, Treasurer and Chief Financial Officer, and Mr. Andrei Stytsenko will resign as the Company's Secretary.

Mr. Brent Jardine will become the Company's new President, Chief Executive Officer, Treasurer and Chief Financial Officer. Mr. Jardine has over 20 years experience in the capital markets specializing in the mining industry. From 1977 to 1980, Mr. Jardine worked with a major mining company located in the province of British Columbia, Canada. From 1981 to 1989, Mr. Jardine owned and operated a 30-person mineral exploration contracting company whose clients included many major mining companies. For the past 10 years he has been responsible for the reorganization, management and operation of many companies, including the successful progression from prospectus to initial public offering of more than 15 public companies.

In addition, we are pleased to announce that Mr. Tim Hipsher will become the Company's new Secretary. Mr. Hipsher specializes in strategic planning and reorganization for early- to middle-stage growth companies. For the past 16 years, Mr. Hipsher has been an officer or director for over 10 companies, and has garnered expertise in the, mining, oil & gas, forestry, banking, telecommunications, biotech sectors and healthcare. Mr. Hipsher has an economics degree from the University of Illinois.

The Company and Brent Jardine have agreed that 44,000,000 shares of Aberdene Mines Limited will be cancelled and returned to treasury.

On behalf of the board of Directors

ABERDENE MINES LTD.
/s/ Hugh Grenfal
Hugh Grenfal, President and Director

For more information contact:

Brent Jardine, President T: (800) 430-4034

This Press Release may contain, in addition, to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management's expectations and beliefs, and involve risks and uncertainties. These statements may involve known and unknown risks and uncertainties and other factors that may cause the actual results to be materially different from the results implied herein. Readers are cautioned not to place undue reliance on the forward-looking statements made in this Press Release.